Exhibit 2.2

DATE	February 27, 2015

Angelo Muscarella	(1)

Coord3 Industries s.r.l.	(2)
and
Perceptron CMM, LLC	(3)

First Amendment to Agreement for the purchase of 100% of the business of Coord3 Industries s.r.l.

TABLE OF CONTENTS

SECTIONS

Section 1	Certain definitions
Section 2	The Amendment
Section 3	Continuing Terms and Conditions

LIST OF THE EXHIBITS

Exhibit 2(f):	Pricing Model

FIRST AMENDMENT TO agreement

This First Amendment (“First Amendment”) to agreement (the “Agreement”) entered into on January 29, 2015 by and amongst

(1)	Angelo Muscarella, Italian national, born in [_], domiciled at [_], tax registration number [_] (“Muscarella”)

(2)	Coord3 Industries s.r.l., a company established under the laws of Italy, with registered offices at corso Siccardi 11bis, Torino, Italy, registered with the Company Registry of Torino, Italy, registration and tax registration number [_], issued and subscribed share capital equal to EUR 110,000, fully paid, for the purposes of this Agreement represented by Angelo Muscarella, in his capacity as sole director (“Coord3”)

(hereinafter jointly “Sellers”),

and

(3)	Perceptron CMM, LLC, a company established under the laws of the State of Michigan, United States of America, with offices at 47827 Halyard Drive, Plymouth, Michigan 48170, United States of America, State of Michigan ID no. E5614M, for the purposes of this First Amendment represented by Keith R. Marchiando, in his capacity as Vice President, Finance and Chief Financial Officer (“Buyer”),

(the Sellers and the Buyer when jointly referred to “Parties” and each of them when generically and individually referred to “Party”).

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INTRODUCTION

A.	The Parties declare that they are interest in amending the Agreement, upon the terms and conditions set forth in this First Amendment.

Now therefore,

the Parties agree as follows:

SECTION 1

Certain definitions

(a)	In addition to terms elsewhere defined in this First Amendment and unless otherwise provided herein, the capitalized terms and expressions used in this First Amendment shall have the meanings indicated in the Agreement;

(b)	The following terms and expressions shall have the meanings indicated below:

(i)	“Coord3 China” means Coord3 China Ltd.;

(ii)	“Coord3 Entities” means Coord3 China, Coord3 India and Coord3 Metrology, LLC;

(iii)	“Coord3 India” means Coord3 Metrology India Private Limited.

SECTION 2

The Amendment

(a)	The Provisional Purchase Price under Section 6.01(a)(i)(aa) shall be Eur 1,959,200 (one million nine hundred fifty nine thousand two hundred) in cash, reflecting a reduction of Eur 40,800 (forty thousand eight hundred) representing the purchase price separately paid by the Buyer or its Affiliates for certain assets of the Coord3 Entities.

(b)	The Provisional Purchase Price payable in cash on the Completion Date pursuant to Section 6.04(b)(i) shall be Eur 1,659,200 (one million six hundred fifty nine thousand two hundred), reflecting a reduction of Eur 40,800 (forty thousand eight hundred) representing the purchase price separately paid by the Buyer or its Affiliates for certain assets of the Coord3 Entities.

(c)	Coord3 agrees that, at the Completion Date, it shall contribute (the “Contribution to Capital”) all amounts due to it by each of the Coord3 Entities as a contribution to the capital of the entity by waiving the right to payment of such amounts, so that the Coord3 Entities shall no longer owe any further amounts to Coord3.

(d)	Following the Completion Date and Contribution to Capital, the Sellers shall pay, or cause each of the Coord3 Entities to pay, all of the outstanding debts of each such entity, including, but not limited to, its accounts payable, accrued liabilities and sales commissions and bonuses, and shall indemnify and hold harmless Buyer, Newco and their Affiliates from and against any liabilities, reduced assets, losses, damages, costs, penalties, deficiencies, incurred in or suffered by them or any claim (and any consequence thereof) deriving from their failure to do so. For the avoidance of doubt and notwithstanding anything to the contrary in the Agreement, the Sellers’ obligations and liabilities arising from this paragraph (c) will be subject to no restriction or limitation whatsoever.

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(e)	The Sellers will provide Buyer and its Affiliates with access to the books and records of the Coord3 Entities to verify that the outstanding debts of the entity have been paid, upon its reasonable request which shall be made in writing (also via email) at least 2 Business Days before the date of the relevant access, being agreed and understood that such access shall be carried on in a manner which will not unreasonably disrupt the normal and ordinary activity of Coord3, its directors, managers and employees.

(f)	Following the Completion Date, the Sellers shall:

(i)	wind down the operations of the Coord3 Entities, without using the services of employees of Buyer or its Affiliates, other than Muscarella or as otherwise agreed by the Buyer;

(ii)	make arrangements to purchase or retire the equity interest of all parties (other than the Sellers) in Coord3 India and Coord3 China on fair and reasonable terms;

(iii)	be permitted to continue the activities of the Coord3 Entities to the extent required to collect their remaining accounts receivable, pay their remaining liabilities, fulfill their remaining purchase orders not sold to the Buyer or its Affiliates (the “Completion Date Purchase Orders”), and wind down their existing operations, but not conduct any new business or accept any new purchase orders, without being deemed to have violated Section 13 of the Agreement.

(g)	The Buyer agrees to sell CMMs to Coord3 China and Coord3 India to complete the Completion Date Purchase Orders based upon the pricing model set forth in Exhibit 2(f) , attached to this First Amendment, and Sellers agree to cause the Coord3 Entities to purchase such CMMs from the Buyer or parties designated by the Buyer, and no other party. The Sellers shall cause the Coord3 Entities to engage the Buyer or its Affiliates, on a subcontract basis, to provide all services required by Coord3 China and Coord3 India to fulfill their obligations under the Completion Date Purchase Order, at a price based upon the pricing model set forth in Exhibit 2(f).

(h)	Coord3 represents and warrants that Coord3 owns, and is contributing to Newco, the following assets:

(i)	Hera 10.07.07 Coordinate Measuring Machine with Pentec controller on loan to Coord 3 India.

(ii)	Renishaw laser on loan to Coord3 China.

SECTION 3

Continuing Terms and Conditions

Except as amended by this First Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

[Signature Page Follows]

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SIGNED by ANGELO MUSCARELLA

Signature	:/s/ Angelo Muscarella

SIGNED by COORD3 INDUSTRIES S.R.L.

Angelo Muscarella
Sole director
Signature	:/s/ Angelo Muscarella

SIGNED by PERCEPTRON CMM, LLC

Keith R. Marchiando

Vice President, Finance and Chief Financial Officer

Signature	:/s/ Keith R. Marchiando

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